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                                                                     EXHIBIT 3.1

                               STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION

MCLAREN AUTOMOTIVE GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of McLaren Automotive Group, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and to be recommended to the stockholders of said corporation for consideration at their annual meeting. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article there numbered "FIRST" so that, as amended, said Article shall be and read as follows:

     "The name of this Corporation is McLaren Performance Technologies, Inc."

SECOND: That thereafter, the annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were vote in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of the 18th day of April, 2000.


                                             By:     /s/  Wiley R. McCoy
                                                --------------------------------
                                             Name:   Wiley R. McCoy, President